SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2005

Monster Worldwide, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21571	13-3906555
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue New York, NY 10017 (Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7000

None.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Monster Worldwide, Inc. (the “Company”) periodically pays for its use of an aircraft which through December 31, 2003 was owned by a company controlled by Andrew J. McKelvey, the Company’s Chairman and CEO. Mr. McKelvey has advised the Company that on December 31, 2003, Mr. McKelvey sold such holding company to General Yellow Pages Consultants, Inc. d/b/a The Marquette Group (“The Marquette Group”) but Mr. McKelvey continues to have obligations to a third party lender with respect to the aircraft.

On June 17, 2003, the Company entered into a contract (the “Agreement”) with Airborne, Inc. (“Airborne”), a third party chartering company unaffiliated with the Company, Mr. McKelvey or The Marquette Group which governs the Company’s use of the plane. The Agreement automatically renews for one year terms unless terminated by either party by written notice at least 30 days before the annual May 31 expiration date of the agreement. The Agreement remains in effect notwithstanding the December 31, 2003 sale by Mr. McKelvey of the holding company which owned the plane.

The Company entered into an Amendment to Charter Agreement with Airborne effective February 5, 2005
(the “Amendment”).  The Amendment provides the Company with up to 150 charter hours of flight time at a rate of $6,000 per hour. A copy of the Amendment is attached hereto as Exhibit 10.1.

ITEM 9.01.                      FINANCIAL STATEMENTS AND EXHIBITS.

(c)	10.1	Amendment to Charter Agreement, effective as of February 5, 2005, by and between the Company and Airborne, Inc.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

	By:	/s/ Myron Olesnyckyj
Myron Olesnyckyj
Senior Vice President and General Counsel

Dated: February 7, 2005